Exhibit 99.1

Live Ventures Announces First Quarter Fiscal 2019 Financial Results

LAS VEGAS, February 13, 2019 -- Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company, today announced financial results for its first quarter of fiscal year 2019, which ended December 31, 2018. The company reported record quarterly revenue of $53.2 million, representing an increase of 31.8 percent versus the same period last year, and basic EPS (earnings per share) of $0.79.

The company reported total assets of $131.8 million as of December 31, 2018 and a decrease in liabilities of approximately $11.5 million during the quarter. Stockholders’ equity stood at a record $41.0 million, representing an increase of 3.9 percent compared to the most recent fiscal quarter.

Key highlights of Q1 fiscal 2019 include:

•	Record revenues of $53.2 million, up 31.8 percent compared to Q1 fiscal 2018;

•	Gross profit of $19.3 million, up 17.9 percent compared to Q1 fiscal 2018;

•	Record net cash flow from operating activities of $8.2 million, up 30.8 percent compared to Q1 fiscal 2018;

•	Basic earnings per share of $0.79;

•	Decrease in liabilities of over $11.5 million during the fiscal quarter; and

•	Total assets of $131.8 million.

Cash availability, representing cash on hand and available credit on the company’s consolidated revolving lines of credit, was $17.2 million.

“Live Ventures is off to a strong start in fiscal 2019, reporting record quarterly revenue and operating cash flow,” said Virland Johnson, CFO of Live Ventures.  “We have achieved early momentum through exceptional manufacturing results and lowered consolidated interest expense and debt. We are enthusiastic about additional opportunities afforded this year through our strategic roadmap and portfolio of great companies.”

Live Ventures will be holding its first quarter fiscal year 2019 conference call at 4:30 p.m. Eastern Time on February 13, 2019. Management will take live questions following the prepared remarks. Interested investors may participate in the conference call by dialing (877) 876-9173 (for U.S.-based callers) or (785) 424-1667 (for international callers) and providing the operator with the conference ID: LIVE VENTURES.

About Live Ventures

Live Ventures Incorporated, originally incorporated in 1968, is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary Marquis Industries, the company manufactures and sells residential and commercial carpets primarily in North America. Marquis Industries also designs, sources and sells hard-surface flooring. Through its subsidiary Vintage Stock, an award-winning entertainment retailer, the company sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer's doorstep. Through its subsidiary ApplianceSmart, the company sells new major household appliances in the United States through a chain of company-owned retail stores operating under the name ApplianceSmart®.

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Forward-Looking and Cautionary Statements

The use of the word “company” or “Company” refers to Live Ventures Incorporated and its wholly-owned subsidiaries. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the company’s actual results. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. Live Ventures may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 (available at http://www.sec.gov). Live Ventures undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

This press release should be read in conjunction with the Form 10-Q to which it relates, and with the information included in our other press releases, reports, and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Contact:

Live Ventures Incorporated
Tim Matula, Investor Relations
(425) 836-9035
tmatula@liveventures.com
http://liveventures.com
Source:  Live Ventures Incorporated

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